Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-170498 and 333-192840) and on Form S-3 (File Nos. 333-185737 and 333-185970) of CorMedix, Inc. and Subsidiary of our report dated March 12, 2015,  relating to the consolidated financial statements which appear in this Form 10-K.

/s/ Friedman LLP

March 12, 2015
East Hanover, New Jersey